UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported): December 10, 2004



                             ADSOUTH PARTNERS, INC.
                             ----------------------
             (Exact name of registrant as specified in its charter)


           NEVADA                      0-33135                68-0448219
---------------------------- ---------------------------- --------------------
(State or other jurisdiction   (Commission File Number)    (I.R.S. Employer
     of incorporation)                                    Identification No.)

1515 N. Federal Highway, Suite 418, Boca Raton, Florida              33432
-------------------------------------------------------------   ---------------
           (Address of principal executive offices)                (Zip Code)



Registrant's telephone number, including area code:   (561) 750-0410
                                                      -------------------------


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 7.01. Regulation FD Disclosure.

On December 13, 2004, Adsouth Partners, Inc. issued a press release announcing a letter of intent it signed to acquire 100% of the assets of Miko Brands, LLC ("Miko Brands"). See Item 8.01. A copy of the press release is filed as Exhibit
99.1 to this report

Item 8.01 - Other Events

On December 10, 2004, the Company signed a letter of intent with Miko Brands which provides for the Company to buy 100% of the assets of Miko Brands in exchange for shares of the Company's common stock. The letter of intent also provides for a consulting agreement with Miko Brands' stockholder and a manufacturing agreement with a company to be owned by such stockholder. The transaction, which is subject to the execution of a definitive agreement, is expected to be consummated in January 2005.

Miko Brands sells a proprietary brand of dressing and marinade sauces which are currently sold in specialty gourmet and large grocery chains. The Miko Brand of dressing and marinade sauces would represent a new product line for the Company and represents a separate set of risks and capital requirements from its existing skin care products.

The Company cannot determine the impact that this transaction and the Company's entry into the specialty food business may have on its outlook for 2005, although it believes that it will be necessary for the Company to revise its previously announced estimates of revenue and income.

Item 9.01 - Financial Statements and Exhibits

(b)      Exhibits

         99.1 Press release, dated December 13, 2004, issued by Adsouth Partners, Inc.


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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                  ADSOUTH PARTNERS, INC.
                                  ----------------------
                                            (Registrant)

Date: December 16, 2004           /S/  Anton Lee Wingeier
                                  ______________________________
                                  Anton Lee Wingeier
                                  Chief Financial Officer




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                                INDEX TO EXHIBITS



Exhibit No.     Description
-----------     -----------
99.1            Press release, dated December 13, 2004, issued by Adsouth
                Partners, Inc.




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

Exhibit 99.1



AdSouth Signs Letter of Intent to Acquire Miko Brands

BOCA RATON, Fla.--(BUSINESS WIRE)--Dec. 13, 2004--Adsouth Partners, Inc. (OTCBB "ADPR") is pleased to announce today that it has entered into a binding letter of intent to acquire all of the assets of Miko Brands LLC. Miko Brands offers a line of marinade and dressing sauces which are already available in over 700 national and regional grocery stores in southeast and midwest.

Martin Carter of Miko Brands stated, "I look forward to bringing the Miko Brand to a new level of awareness and I am thrilled to join forces with the marketing expertise of Adsouth."

John Cammarano states, "The addition of the Miko Brand further diversifies our product offerings. Our initial goal is to expand on Miko's 10 year brand awareness in regional markets and to create a national brand for the product." John Cammarano further states, "AdSouth is beginning to develop and/or acquire products in what we believe to be growth markets or categories. We are also very excited to have the new distribution channels that Miko Brands will bring to our entire products division."

John Acunto states, "This acquisition came to us after we released our 2005 projections and should assist us in our 2005 growth. The transaction is a restricted stock share exchange and will be closed in early January. Miko is a great addition to our products division and will begin our ascent into new categories throughout 2005."

Miko was started 10 years ago as a single teriyaki sauce marketed in Bloomingdales and other high end retail stores. The line has since expanded into a curry ginger, wasabi, keylime ginger, soy, roasted garlic peanut dressing, and toasted sesame dressing. The sauces can be seen on their website at www.mikofoods.com.

The acquisition of Miko Brands is anticipated to close in early January subject to customary closing procedures.

About Adsouth Partners

Adsouth Partners is a vertically integrated direct response marketing company that generates revenues from the placement of advertising, the production of advertisements, creative advertising and public relations consulting services and from the direct marketing sale of acquired rights to products. Adsouth Partners is developing a market niche by providing a full level of service quality to fulfill an existing need for the users of direct marketing services.

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the Safe Harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward- looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Technical complications that may arise could prevent the prompt implementation of any strategically significant plan(s) outlined above. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Form 10-KSB filing and other filings with the United States Securities and Exchange Commission (available at www.sec.gov). The company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

    CONTACT: CEOcast, Inc.
             Ed Lewis, 212/732-4300 x 225

    SOURCE: Adsouth Partners, Inc.


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